IntelGenx to Present at Singular Research's Best of the
Uncovered 2014 NYC Fall Conference

Saint Laurent, Quebec - November 18, 2014 --IntelGenx Corp. (TSXV: IGX) (OTCQX: IGXT) ("IntelGenx") today announced that Dr. Horst Zerbe, Chairman, President and Chief Executive Officer, will present at the Singular Research Best of the Uncovered 2014 NYC Fall Conference to be held Thursday, November 20, 2014 at the Westin in New York at Times Square. IntelGenx' presentation will take place November 20, 2014 at 12:00 PM Eastern Time.

Institutional investors that wish to request a meeting with IntelGenx should contact the Cockrell Group on 877.889.1972.

A live broadcast of the conference presentation will be available. To access the broadcast, click here or go to the Company's website at www.intelgenx.com. A replay of the conference presentation will also be available.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Investor Contact:

COCKRELL GROUP
T: 877.889.1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

Company Contact:

Paul A. Simmons
Chief Financial Officer
IntelGenx Technologies Corp.
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com